Exhibit 10.4

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (the “Amendment”), dated as of April 9, 2021 (the “First Amendment Effective Date”), is made by and among TEAM SLEDD, LLC, a Delaware limited liability company (the “Borrower”), the guarantors party hereto, the financial institutions party hereto (together with their respective successors and assigns, the “Lenders”), and FIRST NATIONAL BANK OF PENNSYLVANIA (in its  individual capacity, “FNB”), as administrative agent for the Lenders (in its capacity as “Administrative Agent”).

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of March 27, 2020, by and among the Borrower, the guarantors from time to time party thereto (together with the Borrower, each a “Loan Party” and collectively, the “Loan Parties”), the Lenders from time to time party thereto and the Administrative Agent (as may be further amended, restated, amended and restated, modified or supplemented, the “Credit Agreement”);

WHEREAS, the Borrower has invoked its right to require TCF National Bank (as successor in interest to Chemical Bank) (“Chemical Bank”) to assign and delegate its interests rights and obligations under the Credit Agreement and the other Loan Documents pursuant to Section 11.23 of the Credit Agreement;

WHEREAS, immediately prior to the effectiveness of this Amendment, Chemical Bank will have assigned all of its rights under the Credit Agreement and other Loan Documents to FNB, resulting in FNB being the sole Lender under the Credit Agreement; and

WHEREAS, the Borrower has requested that the Lenders (i) extend the Expiration Date, and (ii) make certain other modifications to the Credit Agreement.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, covenant and agree as follows:

AGREEMENT

1.Definitions. All capitalized terms used and not defined herein shall have the meanings given to them in the Credit Agreement and the rules of construction set forth on Schedule One, Part II of the Credit Agreement shall apply to this Amendment.

2.Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a)Schedule 5.05 of the Credit Agreement is hereby amended and restated in its entirety as Schedule 5.05 attached hereto.

(b)Exhibit B of the Credit Agreement is hereby amended and restated in its entirety as Exhibit B attached hereto.

(c)The following definitions in Schedule One, Part I of the Credit Agreement are hereby deleted in their entirety:

“Benchmark Replacement”

“Benchmark Replacement Adjustment”

“Benchmark Replacement Conforming Changes”

“Benchmark Replacement Date”

“Benchmark Transition Event”

“Benchmark Transition Start Date”

“Chemical Bank”

“Early Opt-in Election”

“Relevant Governmental Body”

“Unadjusted Benchmark Replacement”

(d)The following definitions in Schedule One, Part I of the Credit Agreement are hereby amended and restated to read as follows:

“Cigarette Buy-In Election Period” shall mean, so long as no Potential Default or Event of Default exists, such period commencing upon written advance notice from the Borrower and agreed to by the Administrative Agent and Lenders (not to be unreasonably withheld), for a maximum of seventy-five (75) consecutive days at a time; provided, however that no Cigarette Buy-In Election Period can occur prior to the closing of the AMCON Transactions. After use of the Cigarette Buy-In Credit Commitment during a Cigarette Buy-In Election Period for seventy-five (75) consecutive days (or such lesser time period as requested by the Borrower), the Cigarette Buy-In Credit Commitment shall  reduce to zero and the Borrower shall repay the outstanding principal balance of all Cigarette Buy-In Loans, such that Total Credit Availability, revised to reflect that the Cigarette Buy-In Credit Commitment is zero pursuant to Section 2.01, shall not be less than zero, together with all accrued and unpaid interest thereon for a period of at least fifteen (15) consecutive days prior to reinstatement of the Cigarette Buy-In Credit Commitment upon the request of the Borrower and as accepted and agreed to by the Administrative Agent and the Lenders (not to be unreasonably withheld).

“Cigarette Inventory Availability” shall mean (85%) of Eligible Cigarette Inventory valued on a FIFO basis at the lower of cost or market (such inventory without duplication to the Eligible Cigarette Inventory used in the calculation of the Cigarette Buy-In Borrowing Base), less such reserves as the Administrative

Agent in its sole but reasonable discretion elects to establish. The Administrative Agent will notify Borrower in writing of any reserves it elects to establish from time to time.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day. Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than fifty basis points (0.50%), such rate shall be deemed to be fifty basis points (0.50%) for purposes of this Agreement.

“Excess Availability” shall mean the (i) Revolving Credit Availability reported on the monthly Borrowing Base Certificates furnished to the Administrative Agent at the end of each month falling within such period, less (ii) the Overadvance Amount (if any) then in effect, less (iii) any accounts payable balances outstanding greater than forty-five (45) days from the due date as of the month end.

“Expiration Date” shall mean March 27, 2025.

“LIBOR Rate” shall mean relative to any Interest Period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Lender as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Loan amount and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by Lender at such time (which determination shall be conclusive absent manifest error)). If such day is not a London Banking Day, the LIBOR Rate shall be determined on the next preceding day which is a London Banking Day. Notwithstanding the foregoing, if the LIBOR Rate as determined above would be less than fifty basis points (0.50%), such rate shall be deemed to be fifty basis point (0.50%) for purposes of this Agreement.

“Revolver Borrowing Base” shall mean at any time an amount equal to the sum of (i) Inventory Availability, plus (ii) Receivables Availability, plus (iii) the Cigarette Inventory Availability permitted hereunder plus (iv) the applicable Overadvance Amount permitted hereunder. The Administrative Agent may from time to time establish or increase the amount of any reserves against the Revolver Borrowing Base as the Administrative Agent may deem necessary or appropriate. Any reserve established by the Administrative Agent is subject to adjustment from time to time based on the results of a field examination or otherwise in the Administrative Agent’s sole discretion.

“Revolving Credit Availability” shall mean at all times the lesser of (i) the Revolving Credit Commitments, and (ii) the Revolver Borrowing Base; in each case, minus the sum of (A) the aggregate principal amount of the Revolving Credit Loans outstanding at such time (less any Cigarette Buy-In Loans), plus (B) the L/C Obligations outstanding at such time.

(e)The following new definition shall be added in alphabetical order in Schedule One, Part I of the Credit Agreement as follows:

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security (CARES) Act of 2020, as amended from time to time, and as interpreted by the SBA.

“Cigarette Buy-In Availability” shall mean, during a Cigarette-Buy-In Election Period, the lesser of (i) the Cigarette Buy-In Credit Commitment and (ii) the Cigarette Buy-In Borrowing Base minus the aggregate principal amount of any Cigarette Buy-In Loans.

“Cigarette Buy-In Borrowing Base” shall mean one hundred percent (100%) of Eligible Cigarette Inventory valued on a FIFO basis at the lower of cost or market (such inventory without duplication to the Eligible Cigarette Inventory used in the calculation of the Cigarette Inventory Availability), less such reserves as the Administrative Agent in its sole but reasonable discretion elects to establish. The Administrative Agent will notify Borrower in writing of any reserves it elects to establish from time to time.

“Cigarette Buy-In Loans” shall mean any Revolving Credit Loans applied against Cigarette Buy-In Availability pursuant to Section 2.01 during a Cigarette- Buy-In Election Period.

“First Amendment Effective Date” shall mean April 9, 2021.

“PPP Laws and Rules” means, collectively, (i) the CARES Act, the Paycheck Protection Program and Health Care Enhancement Act, and any other laws, and (ii) all, rules, regulations, guidelines (including “frequently asked questions” published by the SBA or directives issued by the SBA, the U.S Treasury Department, the U.S. Internal Revenue Service or any other Official Body), in each case, in connection with, relating to, implementing or modifying the Paycheck Protection Program.

“PPP Loans” shall mean the unsecured loan made by FNB to Borrower through the Paycheck Protection Program and guaranteed by the U.S. Small Business Administration in the amount of $2,671,500 on April 18, 2020.

“PPP Loan Documents” shall mean those certain loan documents evidencing the PPP Loan.

“SBA” shall mean the U.S. Small Business Administration or any successor agency.

“Total Credit Availability” shall mean at all times the lesser of (i) the Commitments, and (ii) the Revolver Borrowing Base plus the Cigarette Buy-In Borrowing Base; in each case, minus the sum of (A) the aggregate principal amount of the Revolving Credit Loans outstanding at such time, plus (B) the L/C Obligations outstanding at such time.

(f)Section 2.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 2.01 Revolving Credit Loans. Subject to the conditions and on the terms set forth in this Agreement, and in reliance upon the representations and warranties of the Loan Parties contained in Article V, each Lender severally agrees to make revolving credit loans to the Borrower (each of such loans being a “Revolving Credit Loan” and collectively being the “Revolving Credit Loans”) from time to time on any Business Day during the period from the Closing Date up to the Expiration Date, provided, however, (a) the Total Credit Availability shall not at any time be less than zero, (b) Revolving Credit Availability shall not at any time be less than zero, and (c) Cigarette Buy-In Availability shall not at any time be less than zero. If the Total Credit Availability shall at any time be less than zero, then the Borrower shall immediately repay to the Administrative Agent for the account of the Lenders Revolving Credit Loans in an amount as may be necessary to ensure that Total Credit Availability is greater than or equal to zero. Subject to the foregoing limitations and the other terms and provisions of this Agreement, the Borrower may, from time to time, borrow, repay and reborrow Revolving Credit Loans. Notwithstanding anything to the contrary contained herein, during a Cigarette Buy-In Period, Revolving Credit Loans shall first be deemed to be allocated as Cigarette Buy-In Loans in an amount equal to the lesser of (x) total Revolving Credit Loans outstanding, (y) the Cigarette Buy-In Commitment and (z) the Cigarette Buy-In Borrowing Base.”

(g)Section 2.05(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) Requests for Revolving Credit Loans. Except to the extent a Revolving Credit Loan is automatically disbursed as a result of an account sweep under the cash management system established by the Borrower with the Administrative Agent, each Revolving Credit Loan shall be made upon the Borrower giving the Administrative Agent irrevocable written notice in the form of Exhibit A attached hereto (a “Notice of Borrowing”) (or telephonic notice confirmed in a Notice of Borrowing) accompanied by an appropriately completed Borrowing Base Certificate in the form of Exhibit B attached hereto (a

“Borrowing Base Certificate”) showing sufficient availability for the requested Revolving Credit Loan, each of the foregoing signed by a Responsible Officer of Borrower, and such other information as may reasonably be requested by the Administrative Agent to support and verify the calculation of the Revolver Borrowing Base and the Cigarette Buy-In Borrowing Base, as applicable, as set forth on the Borrowing Base Certificate delivered to the Administrative Agent. Delivery of a Borrowing Base Certificate to the Administrative Agent may be made by (i) facsimile transmission provided the original thereof is mailed to the Administrative Agent on the same day of such facsimile transmission, (ii) hand delivery, or (iii) electronic transmission to the electronic address for sending and receiving communications by electronic means set forth on Schedule 11.13 attached hereto. Each request for a Revolving Credit Loan communicated to the Administrative Agent telephonically shall be followed promptly by confirmation in writing. Each Notice of Borrowing shall constitute the representation and warranty of the Loan Parties to the Administrative Agent and the Lenders that on the date of such request, and before and after giving effect to the application of the Borrowing requested thereby, (i) all representations and warranties set forth in Article V are true and correct in all material respects as though made on the date of such request, and (ii) no Potential Default or Event of Default shall have occurred and be continuing.”

(h)Section 2.09 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 2.09 Letter of Credit Subfacility. (a) Subject to the conditions  and on the terms hereinafter set forth in this Agreement, and in reliance upon the representations and warranties of the Loan Parties contained in Article V, the Issuing Lender agrees (i) from time to time on any Business Day, during the period from the Closing Date to the day which is five (5) Business Days prior to the Expiration Date, to issue Letters of Credit in U.S. Dollars for the account of Borrower or another Loan Party in an aggregate Stated Amount at any one time that, together with the aggregate Stated Amount of all other outstanding Letters of Credit issued pursuant hereto, does not exceed the L/C Commitment, and to amend or renew Letters of Credit previously issued by it, and (ii) to honor drafts under Letters of Credit; provided, that the Issuing Lender shall not be obligated to Issue any Letter of Credit if as of the date of Issuance of such Letter of Credit (the “Issuance Date”) (A) the Total Credit Availability is less than zero, or (B) the L/C Obligations exceed the L/C Commitment. If on any date the L/C Obligations exceed the L/C Commitment, the Borrower shall immediately, without further notice or demand by the Issuing Lender, prepay the outstanding principal amount of the Revolving Credit Loans by an amount equal to the applicable excess. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.”

(i)Section 2.16(c)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(i) all or any part of the L/C Obligations of such Defaulting Lender   shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent that (x) (A) the aggregate principal amount of the Revolving Credit Loans outstanding at such time, plus (B) the L/C Obligations outstanding at such time does not exceed the total of all non- Defaulting Lenders’ Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;”

(j)Section 3.05 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 3.05 Reserved.”

(k)Section 5.22 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 5.22 Eligible Cigarette Inventory. As of the Closing Date and each date thereafter upon which the Borrower includes any Cigarette Inventory as Eligible Cigarette Inventory in a Revolver Borrowing Base or Cigarette Buy-In Borrowing Base calculation or a Borrowing Base Certificate, such Cigarette Inventory satisfies all of the criteria necessary to qualify such Cigarette Inventory as Eligible Cigarette Inventory and shall not be counted in duplicate in the Revolver Borrowing Base and the Cigarette Buy-In Borrowing Base at any time.”

(l)The following new Section 5.30 is hereby inserted into the Credit Agreement immediately following Section 5.29:

“5.30 Paycheck Protection Program Loan. Borrower has complied and is in compliance with (i) the terms and conditions of the PPP Loan Documents and all other documentation entered into in connection therewith, and (ii) all PPP Law and Rules, in each case other than immaterial instances of non-compliance which have been cured.”

(m)Section 6.03 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 6.03 Books and Records; Visitation; Collateral  Examinations and Monitoring Fee. Each Loan Party shall maintain proper books of record and account, in which full, true and correct entries shall be made of all financial transactions and matters involving the assets and business of the Loan Party in order to permit financial statements to be prepared in accordance with GAAP. Each Loan Party shall permit representatives and independent contractors of the Administrative Agent or any Lender to visit and inspect any of its properties, to examine and audit its financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, employees and agents and with the Independent Accountant, and in furtherance thereof, each Loan Party hereby authorizes all of such Persons to discuss the same with representatives and independent contractors of the Administrative Agent or Lender at such times and as often as the Administrative Agent or Lender may reasonably request, all at the expense of the Borrower. If a Loan Party now or at any time hereafter maintains any records (including computer generated records and computer software programs for the generation of such records) in the possession of a third party, the Loan Parties, upon request of the Administrative Agent or a Lender shall notify such party to permit the Administrative Agent or such Lender free access to such records at all reasonable times and to provide the Administrative Agent or such Lender with copies of any records it may request, all at the Loan Parties’ expense. Notwithstanding anything contained in Section 6.03, unless and until an Event of Default has occurred and is continuing, the Administrative Agent, the Lenders (and their respective representatives and independent contractors) shall conduct no more than two (2) Collateral field examinations during any Fiscal Year of the Borrower (which may be reduced to once per Fiscal Year in the discretion of the Administrative Agent based on financial performance and no Events of Default), and such examinations shall be at the Loan Parties’ expense, which such expense for field examinations and other inspections shall be limited to Twenty-Five Thousand Dollars ($25,000.00) plus all costs (including, but not limited to, costs for appraisals and legal costs) per Fiscal Year. After the occurrence and during the continuance of  an Event of Default, the Administrative Agent and Lenders may do any of the foregoing as often as the Administrative Agent or such Lender may desire at any time and without advance notice, all at the Loan Parties’ expense and not subject to a cap in expenses. The foregoing obligations of the Loan Parties shall include Collateral audits and field examinations to audit the Collateral and each Revolver Borrowing Base and Cigarette Buy-In Borrowing Base. Such Collateral audits  and such field examinations shall be conducted by an independent examiner selected by the Administrative Agent. The Loan Parties shall pay a collateral monitoring fee to the Administrative Agent in the amount of Five Hundred Dollars ($500.00) which fee shall be due and payable monthly in arrears on the first Business Day of the following calendar month.”

(n)Section 7.04 of the Credit Agreement is hereby amended to (i) delete “and” at the end clause (i); (ii) replace “time.” with “time; and” at the end clause (j); and (iii) insert the following clause (k) immediately following clause (j):

“(k)the PPP Loan.”

(o)Section 8.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 8.13 Change of Control. A Change of Control occurs; provided, however, notwithstanding the foregoing, an Event of Default shall not be deemed to occur solely as a result of a Change of Control resulting from the consummation of the transactions provided for in Section 9.5 of the Borrower LLC Agreement.”

(p)Section 9.01(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(e) The Administrative Agent may decrease the percentage of Eligible Accounts and Eligible Inventory comprising part of the Revolver Borrowing Base and/or the Cigarette Buy-In Borrowing Base; and”

(q)Section 11.23(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(d) Miscellaneous. (1) Amend Section 2.17, Section 2.18, Section 2.19, Section 5.03, Section 9.04, Section 10.03 or this Section 11.23 to alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders, (2) amend any definition or provision hereunder in a way that would alter the rates of advances under the Revolver Borrowing Base or the Cigarette Buy-In Borrowing Base in a way not otherwise permitted hereunder; (3) amend the definitions of “Eligible Accounts” or “Eligible Inventory”, or (4) permit any subordination of the Obligations;”

(r)The last paragraph of Section 11.23 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent or the Issuing Lender may be made without the written consent of the Administrative Agent or the Issuing Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in clauses (a) through (d) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 3.03(c). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. ”

(s)Schedule Three of the Credit Agreement is hereby amended and restated in its entirety as attached hereto as Schedule Three.

3.Conditions of Effectiveness. The effectiveness of this Amendment is expressly conditioned upon satisfaction of each of the following conditions precedent:

(a)Execution and Delivery. Each Loan Party and each Lender (after giving effect to the assignment of Chemical Bank’s interest) shall have executed and delivered to the Administrative Agent and each Lender this Amendment and a Successor LIBOR Interest Rate Rider to Credit Agreement. The Borrower shall have executed and delivered to FNB  an amended and restated Revolving Credit Note in favor of FNB.

(b)Assignment and Assumption Agreement. Chemical Bank and FNB shall have executed and delivered an assignment and assumption agreement substantially in the form of Exhibit H to the Credit Agreement.

(c)No Violation of Laws, No Actions or Proceedings. The execution of this Amendment shall not contravene any law applicable to any Loan Party, the Administrative Agent or any Lender. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of this Amendment or the consummation of the transactions contemplated hereby, which in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Amendment, or any of the other Loan Documents.

(d)Legal Details; Counterparts. All legal details and proceedings in connection with the transactions contemplated by this Amendment shall be in form and substance satisfactory to the Administrative Agent and the Lenders; the Administrative Agent shall have received from each Loan Party and all Lenders an executed original of this Amendment; and the Administrative Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Administrative Agent and the Lenders.

(e)Secretary’s Certificates. There shall be delivered to the Administrative Agent for the benefit of each Lender a certificate dated as of the First Amendment Effective Date and signed by a Responsible Officer of each of the Loan Parties (other than the Individual Guarantors), certifying as appropriate as to: (i) all action taken by such Loan Party in connection with this Amendment, the Agreement and the other Loan Documents; (ii) the names of the Responsible Officers authorized to sign this Amendment and their true signatures; and (iii) copies of its Organization Documents as in effect on the First Amendment Effective Date certified by the appropriate state official where such documents are filed in a state office. Each Loan Party shall also deliver certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business.

(f)Other. There shall be delivered to the Administrative Agent such other documents in connection with this Amendment as the Administrative Agent or its counsel may reasonably request.

4.Individual Guarantors. Individual Guarantors hereby execute this Amendment to evidence their consent hereto, and Individual Guarantors hereby reaffirm their obligations set forth in the Guaranty Agreement (Individuals) and each other Loan Document given by them in connection therewith.

5.Fees and Expenses. The Borrower shall pay or cause to be paid (a) to the Administrative Agent, an amendment fee equal to $60,000 and (b) the reasonable costs and expenses of the Administrative Agent and the Lenders and the reasonable fees of the Administrative Agent’s counsel in connection with this Amendment.

6.Representations and Warranties; No Defaults.  The Loan Parties, by executing  this Amendment, hereby certify and confirm, on a joint and several basis, that as of the date hereof and after giving effect to this Amendment: (a) the execution, delivery and performance of this Amendment and any and all other documents executed and/or delivered in connection herewith have been authorized by all requisite action on the part of such Loan Party and will not violate such Loan Party’s Organization Documents, the JV Documents or the AMCON Loan Documents, as applicable; (b) the representations and warranties of such Loan Party contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on the date hereof with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct in all material respects on and as of the specific dates or times referred to therein); (c) no Event of Default or Potential Default under the Credit Agreement has occurred and is continuing or exists which will not be cured or expressly waived hereunder by the execution and effectiveness of this Amendment; and (d) the Credit Agreement (as amended by this Amendment), the AMCON Subordination Agreement, the FNB Intercreditor Agreement and all other Loan Documents are and remain legal, valid, binding and enforceable obligations in accordance with the terms thereof, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

7.Consents and Approvals. The Loan Parties represent and warrant that, to the extent any consent, approval, order or authorization or registration, declaration or filing with any governmental authority or other person or legal entity is required in connection with the valid execution and delivery by any Loan Party of this Amendment or the carrying out or performance of any of the transactions required or contemplated by this Amendment, all such consents, approvals, orders or authorizations shall have been obtained or all such registrations, declarations or filings shall have been accomplished prior to the consummation of this Amendment.

8.Effect of Amendment. Except as provided in this Amendment, all of the terms  and conditions of the Credit Agreement shall remain in full force and effect.

9.Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument, and delivery of executed signature pages hereof by telecopy or other electronic transmission from one party to another shall constitute effective and binding execution and delivery, respectively, of this Amendment by such party.

10.Force and Effect. Except as expressly modified by this Amendment, the Credit Agreement, the Intercreditor Agreement and the other Loan Documents are hereby ratified and confirmed by each Loan Party and shall remain in full force and effect after the date hereof. The parties hereto do not amend or waive any provisions of the Credit Agreement, the Intercreditor Agreement or any of the other Loan Documents except as expressly set forth herein. Each of the Administrative Agent and the Lenders expressly reserves any and all rights and remedies available to it under the Credit Agreement (except solely to the extent expressly waived hereby), the Intercreditor Agreement, the other Loan Documents, or any other agreement, or at law or in equity, or otherwise; and, except as expressly provided herein, no other waiver, consent, or amendment is made or implied hereby.

11.Governing Law. This Amendment shall be construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to its conflict of laws principles including matters of construction, performance and enforcement.

12.Release; Indemnification.

(a)Release. In further consideration of the Administrative Agent’s and the Lenders’ execution of this Amendment, each Loan Party, individually and on behalf of its respective successors (including any trustees acting on behalf of such Loan Party, and any debtor-in-possession with respect to such Loan Party), assigns, subsidiaries and affiliates, hereby forever releases the Administrative Agent and each Lender and their respective successors, assigns, parents, subsidiaries, and affiliates and their respective officers, employees, directors, agents and attorneys (collectively, the “Releasees”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity), and obligations of every nature whatsoever, whether liquidated or unliquidated, whether matured or unmatured, whether fixed or contingent that such Loan Party has or may have against the Releasees, or any of them, which arise from or relate to any actions which the Releasees, or any of them, have or may have taken or omitted to take in connection with the Credit Agreement or the other Loan Documents prior to the First Amendment Effective Date (including with respect to the Obligations, any Collateral and any third parties liable in whole or in part for the Obligations). This provision shall survive and continue in full force and effect whether or not the Loan Parties shall satisfy all other provisions of the Credit Agreement (as amended or modified by this Amendment) or the other Loan Documents.

(b)Related Indemnity. Each Loan Party hereby agrees that its release of the Releasees set forth in Section 12(a) shall include an obligation to indemnify and hold the Releasees, or any of them, harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by, or on behalf of any Person, including officers, directors, agents, trustees, creditors, partners or shareholders of such Loan Party or any parent, subsidiary or affiliate of such Loan Party, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statutes, regulation, common law principle or otherwise arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of this Amendment or any other document executed in connection herewith; provided, that no Loan Party shall be liable for any indemnification to a Releasee to the extent that any such liability, obligation, loss, penalty, action, judgment, suit, cost, expense or disbursement results from the applicable Releasee’s bad faith, gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. The foregoing indemnity shall survive the payment in full of the Obligations and  the termination of the Credit Agreement (as amended by this Amendment) and the other Loan Documents.

13.Amendment as Loan Document. The parties hereto acknowledge and agree that this Amendment constitutes a Loan Document.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written to be effective on the First Amendment Effective Date with the intention that this Amendment shall constitute a sealed instrument.

BORROWER:

TEAM SLEDD, LLC

By:	/s/ S. Randall Emanuelson (SEAL)
Name:	S. Randall Emanuelson
Title:	Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

GUARANTORS:

/s/ S. Randall Emanuelson
S. RANDALL EMANUELSON, an individual

/s/ Robert M. Sincavich
ROBERT M. SINCAVICH, an individual

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

ADMINISTRATIVE AGENT AND LENDER:

FIRST NATIONAL BANK OF PENNSYLVANIA,
as Administrative Agent and as a Lender

By:	/s/ Anthony J. Leone
Name:	Anthony J. Leone
Title:	Senior Vice President